UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(AMENDMENT NO. ____)

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT,
IF OTHER THAN THE REGISTRANT)

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January 26, 2006 Dear Fellow Stockholders:

As your Chairman, I am writing to update you on the progress we are making in implementing our strategic business plan. Thanks to the hard work of our Board of Directors, management and loyal employees, we have made substantial strides in enhancing the Company's core California medical malpractice business and have proactively managed the run off of our non-core businesses. We are happy to report to you that we are delivering improved results and are creating significant value for our stockholders. Just look at the return on an investment in the Company's stock, which would have more than tripled in the last three years, and more than doubled in the last year:

01-03

06-03

12-03

06-04

12-04

06-05

12-05

$350

$300

$250

$200

$150

$100

$50

$0

TOTAL RETURN ON A $100 INVESTMENT
WITH DIVIDENDS REINVESTED, MADE AS OF 1/1/03

D

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YEARS

But even with this extraordinary performance, a dissident stockholder—who appears to have only recently acquired most of his shares—is seeking to nominate himself and two of his associates to our Board in replacement of three of the directors who have helped deliver these impressive results. We would like to update you on our progress in implementing our strategic plan as well as some of the concerns raised by the dissident proposal.

Our Board's strategic business plan is enhancing the Company's core business.

Our Board of Directors has extensive experience in the Company's core business, and has implemented a decisive strategy for our continued improvement. The key points of this strategy include:

•	Focusing on Profitable Core Business. We have successfully leveraged our more than 30 years of experience in the medical malpractice industry to strengthen our core California business. For the current nine-month period ending September 30, 2005, the Company's core business produced an underwriting profit of $6.1 million, based on a combined ratio of 93.7%, versus a combined ratio of 102.9% for the 2004 nine-month period. For the first nine months of 2005, net earned premiums for the company's core direct healthcare liability insurance business totaled $96.5 million, up from $93.3 million a year earlier. Based on 2004 A.M. Best data, we are the third largest writer of medical malpractice insurance in the State of California.

1888 Century Park East  •  Suite 800  •  Los Angeles, California 90067-1712  •  310/551-5900  •  800/962-5549  •  www.scpie.com

•	Proactively Managing Run Off of Non-Core Businesses. During 2002, we made strategic decisions to exit the Company's non-core businesses. As a result of these decisions, all of the Company's healthcare liability insurance policies in markets outside of California and Delaware have expired, and the Company has retroceded a significant portion of its reinsurance business. The Company has not written any new or renewed non-core business since early 2003. As the non-core businesses run off, we continue to settle and pay claims incurred in the non-core healthcare and assumed reinsurance operations.

•	Investing in Excellent Service Model. Our unwavering focus on underwriting, claims handling, risk evaluation and customer service continues to attract and retain a quality insured base of healthcare professionals. Additionally, we continue to invest in our relationships with the broker community, as well as having strengthened the service we deliver to our policyholders. As a result of this strategy, the Company's cumulative customer retention rate on core business for the 12 months ended September 30, 2005, was 94%.

•	Improving Statutory Surplus Adequacy. Our withdrawal from the healthcare liability insurance markets outside of our core markets in 2002 and our decision to retrocede a majority of our reinsurance business has improved the adequacy of our statutory surplus. The adequacy of our surplus is an important factor in the determination of our A.M. Best rating and, therefore, our ability to maintain and grow our insurance business.

•	Building on Experienced Senior Management. Our senior management team has an average experience of more than 20 years in our industry and in our core business of writing medical malpractice insurance in California. We have significantly strengthened our management team through the addition of a new Chief Financial Officer, Chief Accounting Officer and a Senior Vice President in charge of Underwriting and Marketing.

The Stilwell Group has commenced an unsolicited proxy solicitation to place their three members on our Board.

Notwithstanding our substantial progress, Joseph Stilwell and two of his business associates (the “Stilwell Group”) are seeking to displace three of the directors who have assisted in making decisions that are contributing to the progress we have made, and have proposed to elect themselves to our Board. You may receive a letter from Mr. Stilwell asking you to vote for the three members of the Stilwell Group at this year's annual meeting. We have referred this matter to our Nominating/Corporate Governance Committee and are considering it carefully. However, a number of points presented in the Stilwell Group's proposal could be detrimental to our Company.

Mr. Stilwell may emphasize that he wants the Company to “return capital” to its stockholders in some fashion—this has seemed to be a recurring argument of his in the past with respect to proxy campaigns he has waged against other companies. We believe that a special dividend, repurchase of the Company's shares or some other “return of capital” in the short term, as the Stilwell Group proposes, could dramatically harm our chances of improving our A.M. Best rating and our competitive position. We believe the competitive position of our insurance subsidiaries would be improved were we to attain a higher A.M. Best rating, as these ratings are an increasingly important factor in establishing the financial strength of an insurance company. In determining the rating to give a company, A.M. Best reviews, among other things, a company's leverage and liquidity and its capital structure. A return of capital to our stockholders would hurt us in all of these factors.

The Stilwell Group also has attacked your directors by claiming that the Company has had its value obscured by expansion into areas other than its core California medical malpractice insurance franchise. However, the Company has already largely completed its withdrawal from its non-core businesses and, therefore, a stockholder can only question the Stilwell Group's purposes and timing for commencing its solicitation.

We ask you to take no action until you receive the Company's definitive proxy materials.

As the annual meeting approaches, we will send you the Company's definitive proxy materials. We ask that you take no action until you receive these materials and have a chance to review them. In the meantime, we urge you not to sign any proxy card you might receive from the Stilwell Group or respond to their information requests. If you have any questions, please call our investor relations department at (310) 551-5948 or call MacKenzie Partners, which is assisting the Company in this matter at (800) 322-2885.

We thank you for your past support, and trust we can count on your continued support of the Company.

Sincerely,
Mitchell S. Karlan, M.D. Chairman

Additional Information

      The Company plans to file a proxy statement with the Securities and Exchange Commission in connection with its 2006 annual meeting of stockholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the proxy statement and other related documents filed by the Company at the SEC's website at www.sec.gov. When available, the Company's proxy statement and other related documents may also be obtained from the Company free of charge by contacting SCPIE's Communications Department at (310) 551-5942.

Certain Information Concerning Participants

      SCPIE Holdings Inc. is planning to hold its 2006 annual meeting of stockholders in the spring of 2006. The following information is provided concerning the participants on behalf of the Company in the solicitation of proxies for this meeting.

      The following individuals, all of whom are directors or officers or other agents of the Company, may be deemed participants in the solicitation of proxies on behalf of the Company's Board of Directors: Howard Bender; Ronald L. Goldberg; Joseph P. Henkes; Edward G. Marley; Mitchell S. Karlan, M.D.; Willis T. King, Jr.; Louis H. Masotti, Ph.D.; Jack E. McCleary, M.D.; Charles B. McElwee, M.D.; Wendell L. Moseley, M.D.; Donald P. Newell; William A. Renert, M.D.; Henry L. Stoutz, M.D.; Robert B. Tschudy; Reinhold A. Ullrich, M.D.; Ronald H. Wender, M.D.; and Donald J. Zuk.

      In the aggregate, these individuals beneficially own 974,079 shares of the Company's Common Stock, including 692,334 shares subject to stock options exercisable within 60 days of January 24, 2006. None of these individuals beneficially owns more than 1% of the Company's Common Stock, except for Joseph P. Henkes, Robert B. Tschudy and Donald J. Zuk who own 16,808, 2,631 and 68,302 shares of the Company's Common Stock, respectively, and hold stock options exercisable within 60 days of January 24, 2006, to acquire an additional 90,000, 100,000 and 204,000 shares of the Company's Common Stock, respectively.

Forward-Looking Statements

      In addition to historical information, this letter contains forward-looking statements that are based upon the Company's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Successful withdrawal from the assumed reinsurance business, expansion of liability insurance business in its principal market and improved performance and profitability are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory actions, uncertainties and potential delays in obtaining rate approvals, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core business, and the cyclical nature of the property and casualty insurance industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company is also subject to certain structural risks as an insurance holding company, including statutory restrictions on dividends and other intercompany transactions. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the Company's objectives or plans will be realized.